Exhibit 99.1

Integrated Circuit Systems, Inc.

Corporate Headquarters
2435 Boulevard of the Generals
Norristown, PA 19403
Phone: 610-630-5300
Fax: 610-630-5399
Web Site: http://www.icst.com

Company Contact:
Justine Lien, CFO
Integrated Circuit Systems, Inc.
610-630-5300

INTEGRATED CIRCUIT SYSTEMS, INC. ANNOUNCES

FISCAL 2005 FOURTH QUARTER AND FULL YEAR RESULTS

Norristown, PA – August 11, 2005 - Integrated Circuit Systems, Inc. (NASDAQ: ICST) today announced financial results for the fourth quarter and fiscal year ended July 2, 2005.

($ millions, except EPS)	Q4FY 2005	Q4FY 2004	Y-Y Growth	Q3FY 2005	Q-Q Growth
Revenue	$58.3	$69.5	-16.1%	$58.1	0.3%
Gross Margin	$34.4	$42.0	-18.1%	$34.3	0.3%
Operating Income	$11.3	$21.7	-47.9%	$13.7	-17.5%
Net Income	$10.3	$24.0	-57.1%	$13.0	-20.8%
Fully Diluted EPS	$0.15	$0.33	-54.5%	$0.18	-16.7%
Pro Forma Operating Income (1)	$14.5	$21.7	-33.2%	$13.7	5.8%
Pro Forma Net Income (1)	$13.5	$24.0	-43.8%	$13.0	3.8%
Pro Forma Fully Diluted EPS (1)	$0.19	$0.33	-42.4%	$0.18	5.6%

(1)	Pro Forma operating income, net income and fully diluted EPS are derived by removing acquisition costs relating to the merger with IDT.

Revenues	Q4FY2005 % of Revenue	Q4FY2004 % of Revenue	Y-Y Growth	Q3FY2005 % of Revenue	Q-Q Growth
PC	46%	39%	0%	46%	0%
Digital Consumer	18%	15%	-5%	17%	6%
Communications	31%	38%	-31%	32%	-2%
Military	5%	8%	-49%	5%	1%

Revenues for the quarter were slightly up from the previous quarter driven by an increase in digital consumer sales, offset by declines in communications. Clocks into set-top boxes increased seasonally, and clocks into digital TVs ramped. Communications declined driven by a slowness of shipments of clocks into DDR II. While the quarter was slow for DDR II, we saw an increase in bookings for these products toward the end of the quarter.

Product mix for Q4FY2005 was approximately the same as Q3FY2005, keeping gross margin at 59%.

Operating expenses for the quarter were down compared to last quarter without the $3.2 million of expense associated with the proposed merger with IDT, which contributed to a pro forma operating income of $14.5 million, compared to $13.7 million in the previous quarter. Pro forma operating income was 25% of revenue for the quarter.

Net income for the quarter was $10.3 million or $0.15 per share. Pro forma net income was $13.5 million or $0.19 per share.

The accounts receivable balance declined 12% from the end of the third fiscal quarter, and inventory also decreased as inventory turns went from 4.4 times last quarter to 4.8 times this quarter. These both contributed to the increase in cash and investments of $26 million from last quarter. The ending balance for cash and investments at July 2, 2005 was $233 million.

Hock Tan, President and CEO commented, “Despite flatness in communications and PC end demand, we continue to see strength in our business as the book-to-bill exceeded 1:1 in this quarter of weak seasonality. We ended the quarter with the strongest backlog of fiscal 2005 and, as fully expected, are benefiting from accelerating orders in PC and Digital Consumer as we enter fiscal 2006.”

($ millions, except EPS)	FY2005	FY2004	Y-Y Growth
Revenue	$243.1	$272.1	-11%
Gross Margin	$143.4	$163.4	-12%
Operating Income	$51.4	$84.8	-39%
Net Income	$47.4	$78.5	-40%
Fully Diluted EPS	$0.67	$1.08	-38%
Pro Forma Operating Income (1)	$61.6	$84.8	-27%
Pro Forma Net Income (1)	$57.7	$78.5	-26%
Pro Forma Fully Diluted EPS (1)	$0.81	$1.08	-25%

(1)	Pro Forma operating income, net income, and fully diluted EPS are derived by removing research and development expense related to the asset acquisition which occurred in the first quarter of fiscal 2005 and by removing costs relating to the merger with IDT.

The company reported revenues of $243.1 million, an 11% decrease from fiscal year 2004. The downfall in revenue from last year is mostly attributed to the slowness in the communications markets in the first half of fiscal 2005. Gross margin for fiscal 2005 was 59%, compared to 60% in fiscal 2004, as the product mix shifted to the lower margin markets. Operating expenses increased during the year as non-cash charges increased by $2 million due to the purchase of the Video business unit in the first fiscal quarter; R&D decreased as variable compensation declined; and SG&A increased due to costs associated with Sarbanes-Oxley, legal fees and increased sales commission rates. Net Income for the year was $47.4 million and earnings per share of $0.67. Pro forma net income for the year was $57.7 million and earnings per share of $0.81.

Fourth Quarter Fiscal 2005 Conference Call

ICS will host a conference call to discuss the earnings results for the fourth quarter of fiscal year 2005 at 9:00AM eastern time August 11, 2005. The company will also discuss its strategic direction and market conditions. Interested parties are invited to listen to the conference call by dialing toll free 1-877-405-3430, or 1-706-634-6397 for international callers; conference ID# 7368389. The call will also be broadcast via the internet and can be accessed from ICS’ corporate website at www.icst.com.

About ICS

Integrated Circuit Systems, Inc. is a leader in the design, development and marketing of silicon timing devices for communications, networking, computing and digital multimedia applications. The Company is headquartered in Norristown, PA, with key facilities in San Jose, CA; Tempe, AZ; Worcester, MA and Singapore.

In our upcoming Annual Report for the fiscal year ended July 2, 2005, we will report on the effectiveness of our system of internal controls over financial reporting for such fiscal year, as required by Section 404 of the

Sarbanes-Oxley Act of 2002 and the rules and regulations adopted pursuant thereto. We are endeavoring to complete our assessment and remediation procedures in a timely manner and expect to achieve this goal. We also would like to note that the results stated above are subject to change as the Company’s independent registered public accounting firm completes its procedures with regard to the preparation of the Company’s Annual Report on Form 10-K for the year ended July 2, 2005.

Statements included in this release, to the extent they are forward looking, involve a number of risks and uncertainties related to competitive factors, technological developments and market demand. Further information on these and other potential factors that could affect the Company’s financial results can be found in the Company’s Form 10-K filed on September 16, 2004.

INTEGRATED CIRCUIT SYSTEMS, INC.

CONSOLIDATED OPERATING RESULTS

	Unaudited Three Months Ended			Unaudited Twelve Months Ended
	July 2, 2005	April 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004
(In thousands)
Revenues	$58,262	$58,124	$69,496	$243,110	$272,140
Cost of sales	23,845	23,817	27,476	99,703	108,764

Gross Margin	34,417	34,307	42,020	143,407	163,376

Expenses:
Research and development	9,421	9,943	10,604	38,977	40,352
Research and development Video acquisition	—	—	—	7,051	—
Selling, general and administrative	9,407	9,495	9,138	38,372	35,218
Deferred compensation	1	60	—	162	731
Amortization of intangibles	1,114	1,115	575	4,277	2,300
Acquisition Costs	3,203	—	—	3,203	—

	23,146	20,613	20,317	92,042	78,601

Operating income	11,271	13,694	21,703	51,365	84,775

Other income (expense)	1,400	1,234	606	4,173	2,241

Income before income taxes	12,671	14,928	22,309	55,538	87,016

Income taxes	2,404	1,921	(1,727)	8,135	8,501

Net income	10,267	13,007	24,036	47,403	78,515

Basic EPS:
Net income	$0.15	$0.19	$0.34	$0.68	$1.12

Diluted EPS:
Net income	$0.15	$0.18	$0.33	$0.67	$1.08

Weighted Shares:
Basic	70,062	70,041	70,246	70,197	70,358
Diluted	70,751	70,718	71,913	71,109	72,578

Capital expenditures	$1,005	$923	$2,758	$7,221	$8,587
Depreciation and amortization	$2,795	$2,722	$2,144	$11,064	$8,436

Prepared in accordance with GAAP

INTEGRATED CIRCUIT SYSTEMS, INC.

PRO FORMA CONSOLIDATED OPERATING RESULTS

	Unaudited Three Months Ended			Unaudited Twelve Months Ended
	July 2, 2005	April 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004
(In thousands)
Revenues	$58,262	$58,124	$69,496	$243,110	$272,140
Cost of sales	23,845	23,817	27,476	99,703	108,764

Gross margin	34,417	34,307	42,020	143,407	163,376

Expenses:
Research and development	9,421	9,943	10,604	38,977	40,352
Selling, general and administrative	9,407	9,495	9,138	38,372	35,218
Deferred compensation	1	60	—	162	731
Amortization of intangibles	1,114	1,115	575	4,277	2,300

	19,943	20,613	20,317	81,788	78,601

Operating income	14,474	13,694	21,703	61,619	84,775

Other income (expense)	1,400	1,234	606	4,173	2,241

Income before income taxes	15,874	14,928	22,309	65,792	87,016

Income taxes	2,404	1,921	(1,727)	8,135	8,501

Pro forma net income	13,470	13,007	24,036	57,657	78,515

Basic EPS:
Pro forma Net income	$0.19	$0.19	$0.34	$0.82	$1.12

Diluted EPS:
Pro forma Net income	$0.19	$0.18	$0.33	$0.81	$1.08

Weighted Shares:
Basic	70,062	70,041	70,246	70,197	70,358
Diluted	70,751	70,718	71,913	71,109	72,578

INTEGRATED CIRCUIT SYSTEMS, INC.

PRO FORMA CONSOLIDATED OPERATING RESULTS

(continued)

	Unaudited Three Months Ended			Unaudited Twelve Months Ended
(In thousands)	July 2, 2005	April 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004

Reconciliation of our GAAP Net Income to our Pro Forma Net Income:

GAAP Net Income	$10,267	$13,007	$24,036	$47,403	$78,515
Adjustments to Net Income:
Research and development Video acquisition	—	—	—	7,051	—
Acquisition Costs	3,203			3,203
Pro Forma Net Income	$13,470	$13,007	$24,036	$57,657	$78,515

Reconciliation of our GAAP Operating Income to our Pro Forma Operating Income:

GAAP Operating Income	$11,271	$13,694	$21,703	$51,365	$84,775
Adjustments to Operating Income:
Research and development Video acquisition	—	—	—	7,051	—
Acquisition Costs	3,203			3,203
Pro Forma Operating Income	$14,474	$13,694	$21,703	$61,619	$84,775

Reconciliation of our GAAP Basic Net Income per share to our Pro Forma Net Income Per Share:

GAAP Basic Net Income per share	$0.15	$0.19	$0.34	$0.68	$1.12
Adjustments to Basic Net Income per share:
Research and development Video acquisition	—	—	—	0.10	—
Acquisition Costs	0.04			0.04
Pro Forma Basic Net Income Per Share	$0.19	$0.19	$0.34	$0.82	$1.12

Reconciliation of our GAAP Diluted Net Income Per Share to our Pro Forma Diluted Net Income Per Share:

GAAP Diluted Net Income per share	$0.15	$0.18	$0.33	$0.67	$1.08
Adjustments to Diluted Net Income per share:
Research and development Video acquisition	—	—		0.10	—
Acquisition Costs	0.04			0.04
Pro Forma Diluted Net Income Per Share	$0.19	$0.18	$0.33	$0.81	$1.08

To supplement the consolidated financial results prepared under generally accepted accounting principles (“GAAP”), ICS uses a non-GAAP conforming, or pro forma, measure of net income that is GAAP net income adjusted to exclude certain costs, expenses and gains. Pro forma net income gives an indication of ICS’s baseline performance before gains, losses or other charges that are considered by management to be outside of the company’s core operating results. In addition, pro forma net income (loss) is among the primary indicators management uses as a basis for planning and forecasting future periods. ICS computes pro forma net income (loss) by adjusting GAAP net income (loss) with the impact of non-recurring acquisition-related charges. ICS provides pro forma results as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from pro forma measures used by other companies.

INTEGRATED CIRCUIT SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

	July 2, 2005	April 2, 2005	July 3, 2004
(in thousands, excluding Other Financial Data)	(unaudited)	(unaudited)
ASSETS
Current Assets:
Cash and marketable securities	$126,980	$68,072	$195,579
Accounts receivable, net	40,110	45,489	45,717
Inventory, net	17,430	18,431	18,772
Deferred tax assets	5,678	18,658	22,759
Other current assets	6,849	7,160	7,189

Total current assets	197,047	157,810	290,016

Property & equipment, net	19,416	20,417	19,254
Long term investments	105,865	139,001	5,000
Intangibles	40,943	42,077	27,842
Goodwill	35,422	35,422	35,422
Other assets, net	4,502	5,143	62
Deferred tax assets	4,527	—	—

Total assets	$407,722	$399,870	$377,596

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Lease payable	$8	$38	$82
Accounts payable	14,103	13,879	17,557
Accrued expenses and other current liabilities	6,070	6,285	8,518
Income taxes payable	2,197	930	3,576

Total current liabilities	22,378	21,132	29,733

Other long term liabilities	3,751	12,448	11,638

Total liabilities	26,129	33,580	41,371

Shareholders’ Equity:
Common stock	734	731	727
Additional paid in capital	294,683	289,908	282,569
Retained earnings	154,543	144,276	107,140
Deferred compensation	(543)	(801)	—
Treasury stock	(67,824)	(67,824)	(54,211)

Total shareholders’ equity	381,593	366,290	336,225

Total liabilities and shareholder’s equity	$407,722	$399,870	$377,596

OTHER FINANCIAL DATA:
Days sales outstanding	62	62	58
Inventory turns	4.8	4.4	5.2